As filed with the Securities and Exchange Commission on April 21,
1999.
                                            Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                         OWENS CORNING
     (Exact name of registrant as specified in its charter)

           Delaware                        34-4323452
(State or other jurisdiction of     (I.R.S. Employer
incorporation or organization)          Identification No.)

Owens Corning World Headquarters
     One Owens Corning Parkway             43659
       Toledo, Ohio                      (Zip Code)
(Address of Principal Executive Offices)

            Owens Corning Deferred Compensation Plan
                    (Full title of the plan)

                      Maura J. Abeln, Esq.
      Senior Vice President, General Counsel and Secretary
                          Owens Corning
                Owens Corning World Headquarters
                    One Owens Corning Parkway
                        Toledo, OH 43659
                         (419) 248-8000
              (Name, address and telephone number,
           including area code, of agent for service)

                CALCULATION OF REGISTRATION FEE

                            Proposed     Proposed
Title of                    Maximum      Maximum        Amount
Securities                  Offering     Aggregate        of
to Be        Amount to Be   Price per    Offering    Registration
Registered   Registered     Obligation   Price           Fee


Deferred     $30,000,000      100%       $30,000,000    $8,340
Compensation
Obligations

(1) The Deferred Compensation Obligations are unsecured obligations of Owens Corning to pay deferred compensation in the future in accordance with the Owens Corning Deferred
Compensation Plan.


     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Certain Documents By Reference.

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by the Registrant, are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's annual report on Form 10-K (File No. 1-03660) filed with the Commission on March 15, 1999 for the fiscal year ended December 31, 1998;

     (b)  The Registrant's current reports on Form 8-K (File No.
          1-03660), filed with the Commission on February 8, 1999 and April 15, 1999; and

     (c) The information with regard to the Registrant's common stock, par value $.10 per share, contained in the registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     $30,000,000 of Deferred Compensation Obligations (the "Obligations") are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant pursuant to the Owens Corning Deferred Compensation Plan (the "Plan"). The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank `pari passu' with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of compensation deferred by each participant ("Participant") in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations in an amount equal to each Participant's deferral account under the Plan (consisting of deferred salary and bonus amounts, vested additional cash compensation deferred as directed by the Compensation Committee of the Registrant's Board of Directors, and any investment returns thereon) will be payable in a lump sum upon the death of the Participant or the 10th anniversary of the Participant's termination of employment and, otherwise, as specified by the Participant as a lump sum payment on a date certain, a lump sum payment on the Participant's termination of employment, or payment of up to 10 substantially equal annual installments beginning on a date certain or termination of employment.

Amounts credited to a Participant's account under the Plan will be credited with notional investment returns which, in accordance with the Participant's election, will be measured based on Owens Corning common stock or the prime rate of interest determined as of the first business day of each calendar year. Investment returns otherwise payable are subject to forfeiture if a Participant discloses certain types of proprietary information, goes to work for a competitor, or is terminated for `Just Cause'.

The Obligations are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiaries, will be null and void. The Registrant's Board of Directors may amend, suspend or terminate the Plan at any time.

The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a `rabbi trust' to serve as a source of funds from which it can satisfy Obligations. Assets of any rabbi trust will be at all times subject to the claims of the Registrant's general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.

Item 5.   Interests of Named Experts and Counsel.

     Maura J. Abeln, Esq., who has provided an opinion concerning the legality of the securities to be offered under the Plan, is Senior Vice President, General Counsel and Secretary of the Company. As of February 23, 1999, Ms. Abeln owned beneficially less than 0.1 per cent of the Company's common stock, par value $.10 per share.

Item 6.   Indemnification of Officers and Directors.

     A. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware as to the limitation of personal liability of directors and officers and to Section 145 of the General Corporation Law of the State of Delaware as to indemnification by the Company of its directors and officers.

     B. Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, provides as follows with respect to the indemnification of the Company's directors and officers and the limitation of personal liability of its directors and officers:

FOURTEENTH: The corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     C. Article IX of the Company's By-Laws provides as follows with respect to the indemnification of the Company's directors and officers:

The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent permitted by such law. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX. None of the provisions of this
Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification.

For purposes of this Article IX, the term "Corporation" shall include constituent corporations referred to in subsection (h) of
Section 145 of the General Corporation Law of the State of
Delaware (or any similar provision of applicable law at the time in effect).

     D. The Company has entered into an Indemnity Agreement with each member of the Company's Board of Directors. Each Indemnity Agreement provides, among other things, that in the event the director was, is or becomes a party, witness or other participant in a Claim (as defined in the Indemnity Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnity Agreement), the Company is required to indemnify the director to the fullest extent authorized by the Company's By-Laws as in effect on the date of the Indemnification Agreement notwithstanding any subsequent amendment, repeal or modification of such By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such Claim. The Indemnity Agreement requires that the Company advance to the director all expenses relating to Claims and contains an undertaking by the director to reimburse the Company for any such advances that are subsequently determined in a final judicial determination to have been impermissible under applicable law.

     E. The directors and officers of the Company are covered by insurance policies, maintained by the Company at its expense, insuring the directors and officers against certain liabilities which might be incurred by them in such capacities, including liabilities arising under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

Exhibit
Number         Exhibit


4 (a) Owens Corning Deferred Compensation Plan (filed herewith).

4 (b) Certificate of Incorporation of Registrant, as amended (incorporated herein by reference to Exhibit (3) to Registrant's quarterly report on Form 10-Q (File No. 1-03660) for the quarter ended
               March 31, 1997).

4 (c) By-Laws of Registrant, as amended (incorporated herein by reference to Exhibit (3) to Registrant's annual report on Form 10-K (File No. 1-03660) for
               1995).

5              Opinion of Maura J. Abeln (filed herewith).

23 (a) Consent of Arthur Andersen LLP, independent public accountants (filed herewith).

23 (b)         Consent of Maura J. Abeln is contained in Exhibit
               5.

24             Powers of Attorney (included on signature page).

Item 9.        Undertakings.
     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i)    To include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 20th day of April, 1999.
                                   OWENS CORNING

                                   By   /s/  GLEN H. HINER
                                   Glen H. Hiner, Chairman of the
                                   Board and Chief Executive
                                   Officer

                       POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen H. Hiner, Maura J. Abeln, J. Thurston Roach, and Robert C. Lonergan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signatures                         Title               Date

                            Chairman of the Board
                            and Chief Executive
/s/ GLEN H. HINER           Officer                APRIL 19, 1999
Glen H. Hiner               (Principal Executive
                            Officer) and Director

                            Senior Vice President
/s/ J. THURSTON ROACH       and Chief Financial    APRIL 16, 1999
J. Thurston Roach           Officer
                            (Principal Financial
                            Officer)

/s/ STEVEN J. STROBEL       Vice President and     APRIL 15, 199
Steven J. Strobel           Controller

/s/ CURTIS H. BARNETTE      Director               APRIL 5, 1999
Curtis H. Barnette

/s/ NORMAN P. BLAKE         Director               MARCH 31, 1999
Norman P. Blake, Jr.

/s/ GASTON CAPERTON         Director               MARCH 31, 1999
Gaston Caperton

/s/ LEONARD S. COLEMAN, JR. Director               MARCH 31, 1999
Leonard S. Coleman, Jr.

/s/ WILLIAM W. COLVILLE     Director               APRIL 5, 1999
William W. Colville

/s/ JOHN H. DASBURG         Director               APRIL 5, 1999
John H. Dasburg

/s/ LANDON HILLIARD         Director               MARCH 31, 1999
Landon Hilliard

/s/ JON M. HUNTSMAN         Director               APRIL 5, 1999
Jon M. Huntsman, Jr.

/s/ ANN IVERSON             Director               APRIL 1, 1999
Ann Iverson

/s/ W. WALKER LEWIS         Director               APRIL 5, 1999
W. Walker Lewis

/s/ FURMAN C. MOSELEY, JR.  Director               MARCH 31, 1999
Furman C. Moseley, Jr.

/s/ W. ANN REYNOLDS         Director               APRIL 1, 1999
W. Ann Reynolds


                          INDEX TO EXHIBITS

Exhibit
Number         Exhibit


4 (a) Owens Corning Deferred Compensation Plan (filed herewith).

4 (b) Certificate of Incorporation of Registrant, as amended (incorporated herein by reference to Exhibit (3) to Registrant's quarterly report on Form 10-Q (File No. 1-03660) for the quarter ended
               March 31, 1997).

4 (c) By-Laws of Registrant, as amended (incorporated herein by reference to Exhibit (3) to Registrant's annual report on Form 10-K (File No. 1-03660) for
               1995).

5              Opinion of Maura J. Abeln (filed herewith).

23 (a) Consent of Arthur Andersen LLP, independent public accountants (filed herewith).

23 (b)         Consent of Maura J. Abeln is contained in Exhibit
               5.

24             Powers of Attorney (included on signature page).